Exhibit 5.1

+1 212 230 8800 (t)
February 2, 2011	+1 212 230 8888 (f)
wilmerhale.com

State Street Corporation

One Lincoln Street

Boston, Massachusetts 02111

Re:	4.956% Junior Subordinated Debentures due March 15, 2018

Ladies and Gentlemen:

We have acted as counsel for State Street Corporation, a Massachusetts corporation (the “Company”), in connection with the sale pursuant to an Underwriting Agreement, dated as of February 2, 2011 (the “Underwriting Agreement”), between the Company and Goldman, Sachs & Co., by State Street Capital Trust III, a Delaware statutory trust (the “Trust”), of $500,100,000 aggregate principal amount of the Company’s 4.956% Junior Subordinated Debentures due March 15, 2018 (the “Remarketed Junior Subordinated Debentures”). Such securities were originally issued pursuant to the Third Supplemental Indenture dated as of January 25, 2008 (the “Third Supplemental Indenture”), between the Company and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), supplementing the Junior Subordinated Indenture dated as of December 15, 1996 (the “Base Indenture”), between the Company and the Trustee (as successor in interest to The Bank of New York (as successor in interest to J.P. Morgan & Co. (as successor in interest to Bank One Trust Company, N.A. (as successor in interest to the First National Bank of Chicago)))), and in connection with the sale of the Remarketed Junior Subordinated Debentures pursuant to the Underwriting Agreement, the Company and the Trustee are entering into an amendment to the Third Supplemental Indenture to be dated as of February 11, 2011 (together with the Third Supplemental Indenture and the Base Indenture, the “Indenture”).

As such counsel, we have assisted in the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s prospectus supplement dated February 2, 2011 (the “Prospectus Supplement”) to the prospectus, dated March 12, 2009 (the “Base Prospectus”), each relating to the registration statement on Form S-3 (File No. 333-157882) (the “Registration Statement”) filed by the Company with the Commission on March 12, 2009.

We have examined and relied upon corporate or other proceedings of the Company regarding (i) the authorization of the execution and delivery of the Indenture, the Underwriting Agreement and the issuance of the Remarketed Junior Subordinated Debentures, (ii) the Registration Statement, (iii) the Base Prospectus, (iv) the Prospectus Supplement, (v) the Underwriting Agreement and (vi) the Indenture. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records of the Company, such other agreements and instruments, certificates of public officials and such other documents, instruments and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

State Street Corporation
February 2, 2011

In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents, and the completeness and accuracy of the corporate records of the Company provided to us by the Company.

In rendering the opinions set forth below, we have assumed that (i) the Trustee has the power, corporate or other, to enter into and perform its obligations under the Indenture, (ii) the Indenture will be a valid and binding obligation of the Trustee, and (iii) the Trustee shall have been qualified under the Trust Indenture Act of 1939, as amended. We have also assumed the due authentication of the Remarketed Junior Subordinated Debentures by the Trustee, that there will not have occurred, prior to the date of issuance of the Remarketed Junior Subordinated Debentures, any change in law affecting the validity or enforceability of such Remarketed Junior Subordinated Debentures and that at the time of the issuance and sale of the Remarketed Junior Subordinated Debentures, the Board of Directors of the Company has not taken any action to rescind or otherwise reduce its prior authorization of the issuance of the Remarketed Junior Subordinated Debentures.

We express no opinion herein as to the laws of any jurisdiction other than the state laws of the State of New York and the federal laws of the United States of America.

We have assumed for purposes of our opinions below that no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by the Company of the Indenture or the Remarketed Junior Subordinated Debentures or, if any such authorization, approval, consent, action, notice or filing is required, it will have been duly obtained, taken, given or made and will be in full force and effect.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws relating to or affecting the rights or remedies of creditors generally, (ii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of materiality, good faith, reasonableness and fair dealing, and (iii) general equitable principles. Furthermore, we express no opinion as to the availability of any equitable or specific remedy upon any breach of the Indenture or the Remarketed Junior Subordinated Debentures, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defenses may be subject to the discretion of a court. We also express no opinion herein with respect to compliance by the Company with the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, we express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

State Street Corporation
February 2, 2011

On the basis of, and subject to, the foregoing, we are of the opinion that when the Remarketed Junior Subordinated Debentures have been duly executed by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture, and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, and subject to the final terms of the Remarketed Junior Subordinated Debentures not resulting in a default under or a breach of any agreement or instrument binding upon the Company and complying with any requirement or restriction imposed by any court or governmental entity having jurisdiction over the Company, the Remarketed Junior Subordinated Debentures will constitute valid and binding obligations of the Company, enforceable against the Company, in accordance with their terms.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances that might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about February 7, 2011, which Form 8-K will be incorporated by reference into the Registration Statement and to the use of our name therein and in the related Base Prospectus and Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Jennifer C. Berrent
Jennifer C. Berrent, a Partner